Exhibit 10.1

TERMS AND CONDITIONS

FORM OF RESTRICTED STOCK UNIT AWARD CERTIFICATE
for Non-Employee Directors

Non-transferable

GRANT TO

Name
(“Participant”)

by Duke Realty Corporation (the “Company”) of

X,XXX
restricted stock units convertible into shares of its common stock, par value $0.01 (the “Units")

pursuant to and subject to the provisions of the Duke Realty Corporation 2015 Non-Employee Directors Compensation Plan, (the “Directors Compensation Plan”), which is operated as a subplan of the Duke Realty Corporation 2015 Long-Term Incentive Plan (the “Incentive Plan” and, together with the Directors Compensation Plan, the “Plans”), and to the terms and conditions set forth on the following page.

Unless vesting is accelerated in accordance with the Plans, the Units shall vest (become non-forfeitable) in accordance with the following schedule:

Continuous Status as a Participant after Grant Date	Number of Units Vesting Per Year	Percent of Units Vested
Less than 1 Year	0	0%
1 Year	X,XXX	100%

IN WITNESS WHEREOF, Duke Realty Corporation has caused this Certificate to be executed as of the Grant Date, as indicated below.

DUKE REALTY CORPORATION	ACCEPTED BY PARTICIPANT:
By: /s/ Tracy D. Swearingen	Name
Tracy D. Swearingen,	Date
Senior Vice President, Taxation

Grant Date: February 10, 2019

DEFINITIONS:
Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Incentive Plan. Without limiting the foregoing, the following terms shall have the following meanings for purposes of this award certificate (“Certificate”):

(a) “Director Retirement” means retirement of the director on or after attaining the age of 55. Notwithstanding the foregoing, retirement of a Non-Employee Director shall not be deemed to have occurred unless it constitutes a “separation from service” within the meaning of Section 409A of the Code, without giving effect to any elective provisions that may be available under such definition.

RESTRICTED STOCK UNITS:

1. Grant of Units. The Company hereby grants to Participant, subject to the restrictions and the terms and conditions set forth in the Incentive Plan and in this Certificate, the number of restricted stock units indicated on page 1 hereof (the “Units”) which represent the right to receive an equal number of Shares of the Company’s Stock on the terms set forth in this Certificate.

2. Vesting of Units. The Units have been credited to a bookkeeping account on behalf of Participant. The Units will vest and become non-forfeitable on the earliest to occur of the following (the “RSU Vesting Date”):

(a)	as to the number of the Units specified on page 1 hereof, on the respective anniversaries of the Grant Date specified on page 1 hereof, or

(b)	the termination of Grantee’s service as a director of the Company due to death, Director Disability, or Director Retirement, or
(c) the occurrence of a Change in Control.

If Participant’s service as a director terminates prior to the Vesting Date for any reason other than as described in (b) or (c) above, Participant shall forfeit all right, title and interest in and to the Units as of the date of such termination and the Units will be reconveyed to the Company without further consideration or any act or action by Participant. If Section 409A of the Code is determined to apply to this Award, any reference herein to Participant’s termination of service shall be interpreted to mean Participant’s “separation from service” as defined in Code section 409A and Treasury regulations and guidance with respect to such law.

3. Conversion to Stock. Unless the Units are forfeited prior to the RSU Vesting Date as provided in Paragraph 2, or deferred as provided in Paragraph 4, the Units will be converted to actual shares of Stock on the later of (i) the RSU Vesting Date, or (ii) if required by Code Section 409A and Treasury regulations and guidance with respect to such law, the six-month anniversary of Participant’s separation from service (the “Conversion Date”), and stock certificates evidencing the conversion of Units into shares of Stock will be registered on the books of the Company in Participant’s name as of the Conversion Date and delivered to Participant as soon as practical thereafter.

4. Deferral Election. If permitted by the Committee, Participant may elect with respect to any or all of the Units to defer delivery of the shares of Stock that would otherwise be due on the original Conversion Date until a designated later time. If such deferral election is permitted, the Committee shall, in its sole discretion, establish the rules and procedures for such payment deferrals in compliance with Section 409A of the Code and Treasury regulations and guidance with respect to such law.

5. Dividend Equivalents. If and when dividends or other distributions are paid with respect to the Stock while the Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of Stock then underlying the Units shall be converted into additional

Units in Participant’s name, based on the Fair Market Value of the Stock as of the date such dividends or distributions were payable. Such additional Units acquired upon the reinvestment of dividends or distributions shall be immediately vested when credited to Participant’s account, but will be converted to actual shares of Stock on the earlier of: (i) the same date as the original Units with respect to which they were credited are converted to Stock, or (ii) if such original Units fail to vest and are therefore forfeited, as soon as practical after the date on which the original Units were forfeited (or six months after Participant’s separation from service if necessary to comply with Section 409A of the Code). Upon conversion of the Units into shares of Stock, Participant will obtain full voting and other rights as a stockholder of the Company.

GENERAL PROVISIONS:

6. Changes in Capital Structure. The provisions of Article 15 of the Incentive Plan shall apply to these Awards and are incorporated herein by reference. Without limiting the foregoing, in the event the Stock shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another company, whether through reorganization, recapitalization, statutory share exchange, reclassification, stock split-up, combination of shares, merger or consolidation, or otherwise, there shall be substituted for each share of Stock then underlying the Awards subject to this certificate the number and class of shares into which each outstanding share of Stock shall be so exchanged.

7. Restrictions on Transfer and Pledge. No right or interest of Participant in these Awards may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Participant to any other party other than the Company or an Affiliate. The Awards are not assignable or transferable by Participant other than by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Award under the Incentive Plan.

8. Limitation of Rights. The Awards do not confer to Participant or Participant’s beneficiary any rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with the exercise or conversion of the Awards. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Participant’s service at any time, nor confer upon Participant any right to continue in the service of the Company or any Affiliate.

9. Amendment. The Committee may amend, modify or terminate this Certificate without approval of Participant; provided, however, that such amendment, modification or termination shall not, without Participant’s consent, reduce or diminish the value of this Award. Notwithstanding anything herein to the contrary, the Committee may, without Participant’s consent, amend or interpret this Certificate to the extent necessary to comply with Section 409A of the Code and Treasury regulations and guidance with respect to such law.

10. Compensation Recoupment Policy. This Award shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Participant and to Awards of this type.

11. Incentive Plan Controls. The terms contained in the Incentive Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Incentive Plan. In the event of any actual or alleged conflict between the provisions of the Incentive Plan and the provisions of this Certificate, the provisions of the Incentive Plan shall be controlling and determinative.

12. Successors. This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate and the Incentive Plan.

13. Severability. If any one or more of the provisions contained in this Certificate is invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

14. Notice. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, IN 46240; Attn: General Counsel, or any other address designated by the Company in a written notice to Participant. Notices to Participant will be directed to the address of Participant then currently on file with the Company, or at any other address given by Participant in a written notice to the Company.